Exhibit 23.2
Consent of Degolyer and MacNaughton
Ladies and Gentlemen:
We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton as independent petroleum engineers, and to the inclusion of information taken from the reports listed below in the Linn Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2016 (the “10-K”) and in the registration statement on Form S-8 (No. 333‑216341):

•	Report as of December 31, 2016 on Reserves and Revenue of Certain Properties owned by Linn Energy, LLC;

•	Report as of December 31, 2015 on Reserves and Revenue owned by Linn Energy, LLC; and

•	Appraisal Report as of December 31, 2014 on Certain Properties owned by Linn Energy, LLC.
We further consent to the inclusion of our third party letter report dated February 1, 2017, as Exhibit 99.1 in the 10-K.
Very truly yours,
/s/ DeGolyer and MacNaughton
Texas Registered Engineering Firm F-716
Dallas, Texas
March 23, 2017